Exhibit 99.1

Investors Title Company Announces First Quarter 2015 Financial Results

CHAPEL HILL, N.C.--(BUSINESS WIRE)--May 5, 2015--Investors Title Company today announced its results for the quarter ended March 31, 2015. The Company reported net income attributable to the Company of $1,726,124, or $0.86 per diluted share, compared with $986,438, or $0.48 per diluted share, for the prior year period.

Revenues totaled $28,301,809, a decrease of 1.0% versus the prior year period. Although premium revenues and investment income increased, realized gains on investments from the prior year period resulted in an unfavorable comparison for total revenues. Refinance activity increased substantially versus the prior year period as mortgage interest rates dropped to their lowest levels in nearly two years. Premiums from purchase transactions increased as well, due both to increased volume from favorable interest rates and overall economic conditions, and increases in average home prices.

Operating expenses decreased 4.3% versus the prior year period, mainly due to decreases in the provision for claims and commissions, which were partially offset by higher payroll expenses. Favorable loss development as well as a reduction in losses incurred, mostly related to a few large claims in the prior year period, contributed to the lower provision for claims. Commissions decreased due to a smaller proportion of agent business versus the prior year period, as well as small shifts in the mix of business toward markets with generally lower commission rates. Payroll expenses increased due to normal inflationary increases in compensation and benefit costs, and higher staffing levels to support ongoing software development activities.

Chairman J. Allen Fine added, “We are pleased to see continued strength in home sales as well as an unexpected increase in refinance activity driven by recent declines in average mortgage rates. Relatively flat revenue levels coupled with lower claims expense led to a substantial increase in earnings over the prior year.”

Investors Title Company’s subsidiaries issue and underwrite title insurance policies. The Company also provides investment management services to individuals, companies, banks and trusts, as well as services in connection with tax-deferred exchanges of like-kind property.

Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, among others, any statements regarding future home price increases, changes in home purchase or refinance activity, interest rate changes, expansion of the Company’s market presence, enhancing competitive strengths or statements regarding our actuarial assumptions and the application of recent historical claims experience to future periods. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from anticipated and historical results. Such risks and uncertainties include, without limitation: the cyclical demand for title insurance due to changes in the residential and commercial real estate markets; the occurrence of fraud, defalcation or misconduct; variances between actual claims experience and underwriting and reserving assumptions, including the limited predictive power of historical claims experience; declines in the performance of the Company’s investments; government regulation; changes in the economy and other considerations set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission, and in subsequent filings.

Investors Title Company and Subsidiaries Consolidated Statements of Income For the Three Months Ended March 31, 2015 and 2014 (Unaudited)

	Three Months Ended March 31,
	2015	2014
Revenues:
Net premiums written	$24,962,041	$24,909,252
Investment income - interest and dividends	1,178,039	1,026,416
Net realized gain on investments	14,803	492,137
Other	2,146,926	2,026,269
Total Revenues	28,301,809	28,454,074

Operating Expenses:
Commissions to agents	14,596,539	15,456,278
Provision for claims	786,612	2,375,383
Salaries, employee benefits and payroll taxes	7,277,449	6,185,761
Office occupancy and operations	1,304,221	1,180,327
Business development	486,975	517,894
Filing fees, franchise and local taxes	216,643	189,600
Premium and retaliatory taxes	476,591	294,474
Professional and contract labor fees	584,107	688,058
Other	203,548	209,784
Total Operating Expenses	25,932,685	27,097,559

Income before Income Taxes	2,369,124	1,356,515

Provision for Income Taxes	643,000	371,000

Net Income	1,726,124	985,515

Net Loss Attributable to Redeemable Noncontrolling Interest	—	923

Net Income Attributable to the Company	$1,726,124	$986,438

Basic Earnings per Common Share	$0.86	$0.48

Weighted Average Shares Outstanding – Basic	2,012,738	2,037,164

Diluted Earnings per Common Share	$0.86	$0.48

Weighted Average Shares Outstanding – Diluted	2,018,504	2,043,759

Investors Title Company and Subsidiaries Consolidated Balance Sheets As of March 31, 2015 and December 31, 2014 (Unaudited)

	March 31, 2015	December 31, 2014
Assets:
Investments in securities:
Fixed maturities, available-for-sale, at fair value	$106,134,445	$109,048,290
Equity securities, available-for-sale, at fair value	39,476,921	39,254,981
Short-term investments	4,400,330	2,576,993
Other investments	7,818,850	8,530,929
Total investments	157,830,546	159,411,193

Cash and cash equivalents	15,639,072	15,826,515
Premium and fees receivable	8,239,189	8,544,183
Accrued interest and dividends	1,313,255	1,063,837
Prepaid expenses and other assets	8,130,547	7,732,677
Property, net	5,844,301	5,460,805
Total Assets	$196,996,910	$198,039,210

Liabilities and Stockholders’ Equity
Liabilities:
Reserves for claims	$37,063,000	$36,677,000
Accounts payable and accrued liabilities	15,480,067	18,290,819
Current income taxes payable	287,261	92,192
Deferred income taxes, net	5,812,694	5,415,493
Total liabilities	58,643,022	60,475,504

Stockholders’ Equity:
Common stock - no par value (10,000,000 authorized shares; 2,010,426 and 2,023,270 shares issued and outstanding 2015 and 2014, respectively, excluding 291,676 shares for 2015 and 2014 of common stock held by the Company's subsidiary)	1	1
Retained earnings	125,317,641	124,707,196
Accumulated other comprehensive income	13,036,246	12,856,509
Total stockholders’ equity	138,353,888	137,563,706
Total Liabilities and Stockholders’ Equity	$196,996,910	$198,039,210

Investors Title Company and Subsidiaries Net Premiums Written By Branch and Agency For the Three Months Ended March 31, 2015 and 2014 (Unaudited)

	Three Months Ended March 31,
	2015	%	2014	%
Branch	$5,605,764	22.5	$4,831,679	19.4

Agency	19,356,277	77.5	20,077,573	80.6

Total	$24,962,041	100.0	$24,909,252	100.0

CONTACT:
Investors Title Company
Elizabeth B. Lewter, 919-968-2200